GEOGLOBAL ANNOUNCES RESTRUCTURING OF EXECUTIVE TEAM

Calgary, Alberta, Canada, July 30, 2010 - GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/Amex: GGR) announces that on July 27, 2010 our Board of Directors approved a restructuring of the executive team leading our Company.

The Board of Directors has accepted the resignation, effective August 17, 2010, of Mr. Jean Paul Roy as President and CEO and appointed Mr. Paul B. Miller to serve as his replacement.  Mr. Roy has considerable knowledge and experience of the geographic areas where we hold oil and gas interests, and on that basis he will serve as a consultant to our Company by providing ongoing insight on technical and operational issues.  He will also remain as a Director of the Company.  Also effective August 17, 2010, Mr. Allan J. Kent will assume new responsibilities as Vice President of Finance and Mr. Sunil Karkera whom is currently our Corporate Controller has been promoted to serve as the new CFO.

“These planned changes allow us to place resources where they can contribute the most value as we expand into new jurisdictions and continue to grow the Company and we are pleased to have an individual of Mr. Miller’s caliber take on the senior role with GeoGlobal” said Mr. Peter R. Smith, Chairman of the Board of GeoGlobal. “Both Mr. Roy and Mr. Kent have made significant contributions to GeoGlobal and will continue to do so for the foreseeable future.  I would like to take this opportunity to thank and acknowledge both of them for their contributions to GeoGlobal and recognize that they have been instrumental in the growth of our operations to date.”

“I am taking on a new role with GeoGlobal recognizing that Mr. Miller is the right choice to lead us in our next phase of growth” said Mr. Jean Paul Roy.  “Mr. Karkera’s solid financial, regulatory and public company background and specific experience with GeoGlobal will enable a seamless transition into his expanded role.  Both Mr. Miller and Mr. Karkera are extremely capable individuals and I look forward to working closely with them both and watching the Company benefit from their expertise and strategic insight.  I believe our company has a strong, dynamic management team in place that will support a growing portfolio of assets”.

Mr. Miller joined the Company on March 1, 2010 as Executive Officer. He is a professional engineer licensed in Ontario and Alberta and has a depth of experience working in the oil and gas industry all over the world.  Mr. Miller started his career in Alberta working for Talisman Energy before moving on to Matrikon Inc., a global engineering consulting company, where he was employed in various management capacities from 2000 to 2010.  During his ten year tenure with Matrikon, he headed up business units in Australia, Eastern North America, and the Middle East prior to returning to Alberta.  Mr. Miller holds a Bachelor of Science degree in Chemical Engineering from the University of Alberta and is a graduate from the Kellogg-Schulich Executive MBA program.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development in India and Israel. The Company has been focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas in India.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

For further information contact:
GeoGlobal Resources Inc. Website: www.geoglobal.com	The Equicom Group
Paul Miller, Executive Officer Carla Boland, Investor Relations and Corporate Affairs	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9253 Fax: +1 403 777-9199 E-mail: info@geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com